UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2018

KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	333-207471	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 is incorporated herein by reference.
ITEM 2.03 CREATION OF A DIRECT OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On June 30, 2016, KBS Growth & Income REIT, Inc., (the “Company”), through an indirect wholly owned subsidiary (the “Owner”), acquired a 14-story Class A office building containing 224,122 rentable square feet located on approximately 0.46 acres of land in Portland, Oregon (the “Commonwealth Building”) from an unaffiliated seller. In connection with the acquisition of the Commonwealth Building, the Company, through an indirect wholly owned subsidiary, entered into a mortgage loan with Metropolitan Life Insurance Company (the “Lender”), an unaffiliated lender, for borrowings of up to $47.4 million, secured by the Commonwealth Building (the “Commonwealth Building Mortgage Loan”).
On January 18, 2018, the Company, through the Owner, closed the refinancing of the Commonwealth Building Mortgage Loan with the Lender (the “Refinancing”). The Company repaid $41.0 million of principal in satisfaction of the Commonwealth Building Mortgage Loan. The Refinancing was comprised of a maximum loan amount of up to to $51.4 million. At closing, $45.0 million of the loan was funded and the remaining $6.4 million was available for future disbursements, subject to certain terms and conditions contained in the loan documents. The loan under the Refinancing matures on February 1, 2023, with two one-year extension options, subject to certain terms and conditions contained in the loan documents. Monthly payments are interest-only with the remaining principal balance, all accrued and unpaid interest and all other sums due under the loan documents payable at maturity. The initial interest rate is 3.36% with the interest rate to be reset as set forth in the loan documents to the greater of 2.05% or a floating rate of 180 basis points over one-month LIBOR. If the LIBOR rate is equal to or greater than 2.90% for five consecutive business days, the Company has 30 days to enter into an interest rate cap agreement with a LIBOR strike rate of 3.90% or less. The Company has the right to prepay all or a portion of the loan under the Refinancing commencing on February 1, 2019, subject to certain fees and conditions contained in the loan documents.
KBS GI REIT Properties, LLC (“KBS GI REIT Properties”), the Company’s wholly owned subsidiary, in connection with the Refinancing, is providing a guaranty of the payment of certain potential liabilities, costs, losses, damages, fees and expenses incurred by the Lender relating to the loan under the Refinancing as a result of certain intentional actions or omissions of the Owner in violation of the loan documents, or certain other occurrences in relation to the Commonwealth Building and/or the Owner, including the recovery of certain funds under the loan documents, as further described in the guaranty. KBS GI REIT Properties is also providing a guaranty of the principal balance and any interest or other sums outstanding under the loan of the Refinancing in the event of: certain bankruptcy, insolvency or related proceedings involving the Owner as described in the guaranty; and any transfer of the Owner’s interest in the Commonwealth Building in violation of the loan documents.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: January 24, 2018	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer